EXHIBIT 99.2

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-5172 ext. 702
damon@spotlightmarcom.com

Griffin-American Healthcare REIT IV Announces
Estimated Per Share Net Asset Value of $9.65

IRVINE, Calif. (April 9, 2018) – Griffin-American Healthcare REIT IV, Inc., announced today that its board of directors has approved an estimated per share net asset value (“NAV”) of its Class T and Class I common stock of $9.65 as of Dec. 31, 2017.

“We are very pleased with this initial valuation of our portfolio, which is based on aggregate portfolio growth of approximately 11.3 percent in the value of our properties compared to the aggregate contract purchase price,” said Jeff Hanson, chairman and CEO of Griffin-American Healthcare REIT IV. “We acquired our first property less than two years ago, and have since built a portfolio of healthcare real estate which is performing very well, as our financial reports and this valuation demonstrate.”

CBRE Capital Advisors, Inc. (“CBRE Cap”), an independent FINRA-registered broker-dealer firm that specializes in providing real estate and financial services, was engaged by the company’s audit committee, comprised solely of independent directors, to conduct a valuation of the company’s assets and liabilities. Upon the audit committee’s receipt and review of CBRE Cap’s valuation report, meeting with representatives from CBRE Cap and consideration of the material assumptions and valuation methodologies applied and described therein, the audit committee recommended to the board of directors that it adopt $9.65 as the estimated per share NAV of the company’s Class T and Class I common stock, which represents the mid-point of the range determined by CBRE Cap in its valuation report. The valuation was performed in accordance with the methodology provided in the Investment Program Association’s practice guideline regarding valuations of publicly registered non-listed REITs (“IPA guidelines”).

Consistent with the IPA guidelines, CBRE Cap’s valuation does not include a portfolio premium that may accrue in a typical real estate transaction, nor does it reflect an enterprise value. The board of directors is ultimately and solely responsible for the establishment of the estimated per share NAV.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. Griffin-American Healthcare REIT IV also seeks to provide: portfolio diversification, preservation of capital, monthly distributions and capital appreciation by increasing the value of its properties for its stockholders. Griffin-American Healthcare REIT IV qualified to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ended December 31, 2016, and it intends to continue to qualify to be taxed as a REIT. The REIT is co-sponsored by American Healthcare Investors, LLC and Griffin Capital Company, LLC. For more information regarding Griffin-American Healthcare REIT IV, please visit http://www.healthcarereit4.com.

This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend for all forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition and uncertainties relating to the financial strength of our current and future real estate investments; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of recent healthcare legislation; and other risk factors as outlined in our company’s periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements. We undertake no obligation to update any such statements that may become untrue because of subsequent events.

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